Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” included in the Registration Statement (Form S-1 File No. 333-259365) and related Prospectus of Bumble Inc. for the registration of its Class A common stock and to the incorporation by reference therein of our report dated March 15, 2021, with respect to the consolidated financial statements of Buzz Holdings L.P. included in the Annual Report (Form 10-K) of Bumble Inc. for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

September 9, 2021